Exhibit 4.5

SECOND LIEN COLLATERAL AGREEMENT

Dated and effective as of May 19, 2011,

among

MARINER, LLC,

CELTIC PACIFIC (UK) TWO LIMITED

and

SUPPLYSTILL LIMITED,

as Pledgors,

and

WILMINGTON TRUST FSB,

as Collateral Agent

Exhibit 4.5

-i-

TABLE OF CONTENTS

(continued)

Page

Section 5.17 Right of Set-off		17

Schedules

Schedule I	Pledgor’s Information

Schedule II	Perfection Requirements/Filing Jurisdictions

Exhibits

Exhibit I	Form of Additional Secured Party Consent

-ii-

SECOND LIEN COLLATERAL AGREEMENT dated and effective as of May 19, 2011 (this “Agreement”), among MARINER, LLC, a Marshall Islands limited liability company (“Mariner”), CELTIC PACIFIC (UK) TWO LIMITED, a company incorporated and existing under the laws of the Bahamas (“CP2”), and SUPPLYSTILL LIMITED, an English private limited company (“Supplystill” and together with Mariner and CP2, the “Pledgors”) and Wilmington Trust FSB, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

WHEREAS, reference is made to the Indenture dated as of the date hereof (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”), relating to the 9.125% Senior Secured Second Lien Notes due 2019 (including any additional notes issued pursuant to the Indenture, the “Notes”) issued by Seven Seas Cruises S. DE R.L. a Panamanian sociedad de responsibilidad limitada (previously known as Classic Cruises Holdings S. DE R.L., the “Issuer”), among Issuer, the Pledgors as guarantors, and Wilmington Trust FSB, as trustee (in such capacity, the “Trustee”) and collateral agent.

WHEREAS, pursuant to the Credit Agreement dated as of January 31, 2008 (as amended, restated, supplemented, waived, replaced, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Prestige Cruise Holdings, Inc., the Issuer (as successor in interest to Classic Cruises Holdings S. DE R.L.), Mariner (as assignee of Radisson Seven Seas (France) SNC, a French société en nom collectif “Radisson France”), CP2 and Supplystill, HSBC Bank plc, as administrative agent and collateral agent for the lenders (the “First Lien Agent”), and the other parties named therein, the Pledgors have granted to the First Lien Agent a first-priority lien and security interest in the Collateral (as defined below);

WHEREAS, the Collateral Agent and the First Lien Agent have entered into an Intercreditor Agreement as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), pursuant to which the lien upon and security interest in the Collateral granted by this Agreement are and shall be subordinated in all respects to the lien upon and security interest in the Collateral granted pursuant to, and subject to the terms and conditions of, the First Lien Collateral Documents (as defined below);

WHEREAS, from time to time after the date hereof, the Issuer may, subject to the terms and conditions of the Indenture and the Security Documents, incur Other Second-Lien Obligations, that the Issuer desires to secure by the Collateral on a pari passu basis with the Notes;

WHEREAS, each Pledgor is executing and delivering this Agreement pursuant to the terms of the Indenture to induce the Trustee and the Collateral Agent to enter into the Indenture and to induce the Holders of the Notes to purchase the Notes;

WHEREAS, the Pledgors, which are subsidiaries of the Issuer, will derive substantial benefits from the extension of credit to the Issuer pursuant to the Indenture and are willing to execute and deliver this Agreement in order to induce the Trustee and the Collateral Agent to enter into the Indenture and to induce the Holders of the Notes to purchase the Notes; and

WHEREAS, each Pledgor has duly authorized the execution, delivery and performance of this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and in order to induce the Trustee and the Collateral Agent to enter into the Indenture, and to induce the Holders of the Notes to purchase the Notes, each Pledgor and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective successors or permitted assigns), hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Indenture.

(a) Capitalized terms used in this Agreement (including the preamble and recitals hereof) and not otherwise defined herein have the respective meanings assigned thereto in the Indenture.1 All capitalized terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

Section 1.02 Terms Generally. As used in this Agreement and each other Indenture Document, unless otherwise specified herein or in such other Indenture Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Indenture Document), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Indenture Document, shall be construed to refer to such Indenture Document in its entirety and not to any particular provision thereof, (iv) all references in an Indenture Document to Articles, Sections, Exhibits, Annexes, Supplements and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes, Supplements and Schedules to, the Indenture Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Section 1.03 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Secured Debt Documents” means any document or instrument executed and delivered to evidence or govern any Other Second-Lien Obligations.

[1]	NOTE: To be cross-referenced and confirmed once Indenture/Description of Notes is finalized

“Additional Secured Party Consent” shall mean an agreement substantially in the form of Exhibit I hereof.

“Assigned Contracts” means the Charter Agreements and the Management Agreements.

“Authorized Representative” means the Person appointed to act as trustee, agent or representative for the holders of Other Second-Lien Obligations pursuant to any Additional Secured Party Consent.

“Charter Agreements” means the Mariner Time Charter, the Navigator Time Charter and the Voyager Time Charter.

“Collateral” has the meaning assigned to such term in Section 2.01.

“CP(UK)” means Celtic Pacific (UK) Limited.

“Default” or “Event of Default” shall mean a “default” or “event of default” (as the case may be) under the Indenture or (if applicable) under any Additional Secured Debt Documents.

“First Lien Claims” has the meaning assigned to such term in the Intercreditor Agreement.

“First Lien Collateral Agreement” has the meaning assigned to such term in the Intercreditor Agreement.

“First Lien Collateral Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“First Lien Obligations” means the “Obligations” as defined in the Credit Agreement.

“Holder” has the meaning assigned to the term “holder” in the Indenture.

“Indenture” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Indenture Documents” means (a) the Indenture, the Notes, the Security Documents and this Agreement and (b) any other related documents or instruments executed and delivered pursuant to the Indenture or any Security Document, in each case, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Management Agreements” means the Mariner Management Agreement, the Navigator Management Agreement and the Voyager Management Agreement.

“Mariner Management Agreement” means the Ship Management Agreement dated December 15, 2005 between CP(UK), as Manager, and Mariner, as Owner, with respect to the SEVEN SEAS MARINER or any other management agreement entered into from time to time by Mariner with a technical manager of the SEVEN SEAS MARINER, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Mariner Time Charter” means the Charter Agreement dated as of January 31, 2008 for the SEVEN SEAS MARINER between Mariner, as Owner, and the Issuer, as Charterer, or any other time charter entered into from time to time by Mariner with a charterer of the SEVEN SEAS MARINER, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Navigator Management Agreement” means the Ship Management Agreement dated November 29, 2000 between CP(UK), as Manager, and CP2, as Owner, with respect to the SEVEN SEAS NAVIGATOR, or any other management agreement entered into from time to time by CP2 with a technical manager of the SEVEN SEAS NAVIGATOR, as such agreements may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Navigator Time Charter” means the Charter Agreement dated as of January 31, 2008 for the SEVEN SEAS NAVIGATOR between CP2, as Owner, and the Issuer, as Charterer, or any other time charter entered into from time to time by CP2 with a charterer of the SEVEN SEAS NAVIGATOR, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“New York UCC” means the UCC as from time to time in effect in the State of New York.

“Notes” has the meaning assigned to such term in the recitals of this Agreement.

“Obligations” means (1) the due and punctual payment by the Issuer and the Pledgors of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) owing to any Holder under the Indenture Documents and (to the extent applicable) any holder of Other Second-Lien Obligations under any Additional Secured Debt Documents, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Issuer and the Pledgors to any Holder under the Indenture Documents and (to the extent applicable) any holder of Other Second-Lien Obligations under the Additional Secured Debt Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (2) the due and punctual performance of all other obligations of the Issuer and the Pledgors under or pursuant to this Agreement, the other Indenture Documents and (to the extent applicable) the Additional Secured Debt Documents.

“Other Second-Lien Obligations” has the meaning assigned to such term in the Indenture.

“Permitted Liens” has the meaning assigned to such term in the Indenture.

“Secured Parties” means (a) the Collateral Agent, (b) each Holder, (c) the beneficiaries of each indemnification obligation undertaken by the Issuer or any Pledgor under any Indenture Document or Additional Secured Debt Document, (d) the Trustee, (e) each holder of Other Second-Lien Obligations and each Authorized Representative; provided that such holders and their Authorized Representative comply with Section 5.01 hereof and such Authorized Representative executes an Additional Secured Party Consent, and (f) the successors and permitted assigns of each of the foregoing.

“Security Documents” means this Agreement, any agreement pursuant to which assets are added to the Collateral or otherwise pledged or mortgaged to secure the Obligations and any other instruments or documents entered into and delivered in connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Security Interest” shall have the meaning assigned to such term in Section 2.01.

“UCC” means the Uniform Commercial Code as in effect in any jurisdiction. References to particular Sections of Article 9 of the UCC shall be, unless otherwise indicated, references to Revised Article 9 of the UCC adopted and effective in certain jurisdictions on or after July 1, 2001.

“Voyager Management Agreement” means the Ship Management Agreement dated October 25, 2001 between CP(UK), as Manager, and Supplystill, as Owner, with respect to the SEVEN SEAS VOYAGER, or any management agreement entered into by Supplystill with a technical manager of the SEVEN SEAS VOYAGER, as such agreement may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Voyager Time Charter” means the Charter Agreement dated as of January 31, 2008 for the SEVEN SEAS VOYAGER between Supplystill, as Owner, and the Issuer, as Charterer, or any other time charter entered into from time to time by Supplystill with a charterer of the SEVEN SEAS VOYAGER, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

ARTICLE II

SECURITY INTERESTS IN COLLATERAL

Section 2.01 Security Interest.

(a) As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in, charge over, and assignment of (the “Security Interest”) all of its right, title and interest in and to the following (whether now owned or at any time hereafter acquired by such Pledgor and whether now existing or hereafter coming into existence or in which such Pledgor now has or at any time in the future may acquire any right, title or interest) (collectively, the “Collateral”):

(i) the Assigned Contracts; and

(ii) to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

(b) Each Pledgor shall give written notice (in such form as the Collateral Agent shall reasonably require) of the assignment herein contained and all remedies hereunder to, and obtain a written consent and acknowledgement from, each of the Issuer and CP(UK), as specified in Schedule II hereto. Each Pledgor shall cause to be filed, registered or recorded, and hereby irrevocably authorizes the Collateral Agent, at the Pledgor’s expense, at any time and from time to time to file, register or record (i) in any relevant jurisdiction in which the UCC has been adopted any initial financing statements with respect to the Collateral and amendments thereto in such form and containing such information as the Collateral Agent deems appropriate including (A) describing the Collateral and the grant of the Security Interest achieved hereby and (B) information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, and (ii) this Agreement and any amendments hereto and/or any other notices, filing or recording documents or instruments with respect to the Collateral without the signature of any Pledgor, in such form and with the appropriate authorities in the jurisdictions specified in Schedule II hereto or in such other jurisdictions as the Collateral Agent deems necessary or advisable to perfect or maintain the perfection of, or to protect, the Security Interest. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request. Each Pledgor ratifies its authorization for the Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments or continuations thereto and in each jurisdiction listed on Schedule II (or in such other jurisdictions as the Collateral Agent deems necessary or appropriate) of this Agreement and/or any other notice, filing or recording documents or instruments with respect to the Collateral, in each case, if filed prior to the date hereof. Notwithstanding the foregoing authorizations, in no event shall the Trustee or the Collateral Agent be obligated to prepare or file any financing statements whatsoever, or to maintain the perfection of the security interest granted hereunder and each Pledgor agrees to prepare, record and file, at its own expense, financing statements (and amendments or continuation statements when applicable) with respect to the Collateral now existing or hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect and maintain perfected the Collateral, and to deliver a file stamped copy of each such financing statement or other evidence of filing to the Collateral Agent.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Collateral.

Section 2.02 Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that on the Issue Date:

(a)(i) Each Pledgor is an organization of the type, and is organized in the jurisdiction, set forth on Schedule I; (ii) Schedule I sets forth such Pledgor’s organizational identification number or states that such Pledgor has none; (iii) each Pledgor’s exact legal name is that set forth on Schedule I and on the signature page hereof; (iv) Schedule I sets forth each Pledgor’s place of business or (if it has more than one place of business) its chief executive office, as well as its mailing address if different; (v) each Pledgor’s (except for Supplystill) place of business or (if it has more than one place of business) its chief executive office (except for Mariner) is not located in a jurisdiction that has adopted the UCC or whose laws generally require that information concerning the existence of nonpossessory security interests be made generally available in a filing, recording or registration system as a condition or result of the security interest obtaining priority over the rights of a lien creditor with respect to the Collateral.

(b) Each Pledgor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Indenture.

(c) The information set forth in the schedules attached hereto is correct and complete, in all material respects, as of the Issue Date. Each of the notices, consents and acknowledgements, filings, recordings and registrations set forth in Schedule II constitute all the notices, consents, acknowledgements, filings, recordings and registrations that are necessary to give notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Collateral, and no further notice, consent or acknowledgement or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.

(d) The Security Interest constitutes (i) a legal and valid security interest in the Collateral securing the payment and performance of the Obligations, and (ii) subject to the notices, consents, acknowledgements, filings, recordings and registrations described in Section 2.02(c), a perfected security interest in, a valid and enforceable charge over and assignment of, the Collateral. The Security Interest is and shall be prior to any other Lien on or in respect of the Collateral, other than Permitted Liens.

(e) The Collateral is owned by the Pledgors free and clear of any Lien, other than the Security Interest and Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral or (ii) any assignment in which any Pledgor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens or as otherwise permitted hereunder.

(f) The granting to the Collateral Agent of the Security Interest hereunder, the execution by each Pledgor of this Agreement and the performance by such Pledgor of its obligations hereunder do not and will not (i) result in the existence or imposition of any Lien nor obligate any Pledgor to create any Lien (other than the Security Interest) in favor of any person or entity over all or any of its assets, (ii) conflict with any agreement, mortgage, bond or other instrument to which a Pledgor is a party or which is binding upon a Pledgor or any of its assets, (iii) conflict with any Pledgor’s constitutional documents or (iv) conflict with any law, regulation or judicial order binding on any Pledgor or the Collateral.

Section 2.03 Covenants.

(a) Except as not otherwise prohibited under the Indenture Document and (to the extent applicable) the Additional Secured Debt Documents, without the Collateral Agent’s prior written consent, the Pledgors will not sell, transfer, assign, pledge or grant a security interest in the Collateral to any other person (except for Permitted Liens). Any such sale, transfer, assignment, mortgage, pledge or encumbrance without the Collateral Agent’s written consent shall be null and void and of no force and effect.

(b) Without the Collateral Agent’s prior written consent, the Pledgors will not amend (directly or indirectly), modify, supplement, waive compliance with, seek or grant a waiver under, assent to non-compliance with or terminate any Assigned Contract, unless such amendment, modification, supplement, waiver or assent could not reasonably be expected to be materially adverse to the interests of the Secured Parties.

(c) Each Pledgor shall, except as would not reasonably be expected to be materially adverse to the interests of the Secured Parties, (i) perform and observe in all material respects all of its agreements and covenants in the Assigned Contracts, (ii) enforce all material provisions of the Assigned Contracts in accordance with their respective terms and (iii) after the occurrence of an Event of Default and during the continuance thereof, no later than three (3) Business Days after any request therefor by the Collateral Agent, exercise such rights, powers and remedies thereunder as the Collateral Agent may request.

(d) Each Pledgor specifically acknowledges and agrees that the Collateral Agent does not assume, and shall have no responsibility for, the payment of any sums due or to become due under any Assigned Contract by any Pledgor or the performance of any obligations to be performed under or with respect to any Assigned Contract by any Pledgor.

(e) Each Pledgor agrees to provide at least 10 days’ prior written notice to the Collateral Agent of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its organizational identification number or (iv) in its “location” (determined as provided in UCC Section 9-307). Each Pledgor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (e) unless all filings have been made, or will have been made within any applicable statutory period, under the UCC or the laws of any other jurisdiction or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected second priority security interest in, charge over and assignment of, the Collateral, for the ratable benefit of the Secured Parties.

(f) Each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(g) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as necessary or as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

(h) After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(i) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not a Permitted Lien, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 2.03(i) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances as set forth herein or in the other Indenture Documents.

(j) Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each Assigned Contract and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(k) None of the Pledgors will, without the Collateral Agent’s prior written consent (which consent shall not be unreasonably withheld), grant any extension of the time of payment under the Assigned Contracts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as not otherwise prohibited under the Indenture.

Section 2.04 Intercreditor Relations. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

ARTICLE III

REMEDIES

Section 3.01 Remedies Upon Default.

(a) Subject to the Intercreditor Agreement and Section 2.04, if an Event of Default shall have occurred and be continuing, in addition to all other rights and remedies of the Collateral Agent and the Secured Parties pursuant to any of the Indenture Documents, the Additional Secured Debt Documents (to the extent applicable) or any other agreement of the Pledgors in favor of or assigned to and held by the Collateral Agent or the Secured Parties or pursuant to applicable law or otherwise, the Collateral Agent (for the ratable benefit of the Secured Parties), except as otherwise provided under applicable law, shall have all of the rights and remedies with respect to the Collateral of a secured party under the New York UCC (whether or not the New York UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights or remedies hereunder may be asserted; and without limiting the foregoing the Collateral Agent:

(i) shall have all rights and benefits under each Assigned Contract, including, without limitation, any and all rights to terminate the Assigned Contracts and to indemnification, without modifying or discharging any of the Obligations, except to the extent payment in respect thereof is received. Upon the occurrence and continuance of an Event of Default, the Pledgors agree to execute any and all documents requested by the Collateral Agent in its sole discretion to enable the Collateral Agent to exercise all of the rights of the Pledgors under each Assigned Contract. The specified remedies to which the Collateral Agent may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Collateral Agent or the Secured Parties may be lawfully entitled in case of any breach or threatened breach by any Pledgor of any provision hereof or of any of the Obligations. Nothing contained in this Agreement and no act or action taken or done by the Collateral Agent pursuant to the powers and rights granted to it hereunder or under any instrument collateral hereto shall be deemed to be a waiver by the Collateral Agent or any Secured Party of any of its respective rights and remedies against the Pledgors in connection with, or in respect of, any of the Obligations. The right of the Collateral Agent to collect and enforce collection of the Obligations and to enforce any security and collateral held by it may be exercised by the Collateral Agent prior to, simultaneously with, or subsequent to any action taken by the Collateral Agent hereunder;

(ii) may, in its discretion, in its name or in a Pledgor’s name, notify each obligor under each Assigned Contract to make payment to the Collateral Agent of all amounts due or to become due under such Assigned Contract; and

(iii) may, in its discretion, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for each Assigned Contract or, with respect to payments which have become due and payable under such Assigned Contract, make any compromise or settlement deemed desirable by the Collateral Agent.

(b) The obligations of each Pledgor pursuant to this Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or otherwise must be restored or returned by the Collateral Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Pledgor or any other obligor or otherwise, all as though such payment had not been made.

Section 3.02 Application of Proceeds. Subject to the Intercreditor Agreement and Section 2.04, the Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Indenture Document or any of the Obligations, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Indenture Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Indenture Document, and all other fees, indemnities and other amounts owing or reimbursable to the Collateral Agent under any Indenture Document in its capacity as such;

SECOND, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Subject to the Intercreditor Agreement and Section 2.04, the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and in making the determination and allocations required by this Section 3.02, the Collateral Agent may conclusively rely upon information supplied by the applicable Authorized Representative as to the amounts of unpaid principal and interest and other amounts outstanding with respect to Other Second-Lien Obligations and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information. If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 3.02. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE IV

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 4.01 Indemnity. In addition to all such rights of indemnity and subrogation as each Pledgor may have under applicable law (but subject to Section 4.03 hereof), the Pledgors jointly and severally agree that (a) in the event a payment shall be made by any Pledgor under this Agreement or any other Indenture Document in respect of any Obligation of any other person, each other Pledgor shall indemnify the paying Pledgor for the full amount of such payment and the paying Pledgor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Pledgor shall be sold pursuant to this Agreement or any other Indenture Document to satisfy in whole or in part an Obligation of any other person, each other Pledgor shall indemnify the first Pledgor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 4.02 Contribution and Subrogation. Each Pledgor (a “Contributing Pledgor”) agrees (subject to Section 4.03 hereof) that, in the event a payment shall be made by any other Pledgor hereunder or under any other Indenture Document in respect of any Obligation or assets of any other Pledgor shall be sold pursuant to any Indenture Document to satisfy any Obligation owed to any Secured Party and such other Pledgor (the “Claiming Pledgor”) shall not have been fully indemnified by the other Pledgors as provided in Section 4.01 hereof, the Contributing Pledgor shall indemnify the Claiming Pledgor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Pledgor on the date hereof and the denominator shall be the aggregate net worth of all the Pledgors on the date hereof. Any Contributing Pledgor making any payment to a Claiming Pledgor pursuant to this Section 4.02 shall be subrogated to the rights of such Claiming Pledgor under Section 4.01 hereof to the extent of such payment.

Section 4.03 Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Pledgors under Sections 4.01 and 4.02 hereof and all other rights of indemnity, contribution or subrogation of the Pledgors under applicable law or otherwise shall be fully subordinated to the payment in full in cash or other immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made). No failure on the part of any Pledgor to make the payments required by Sections 4.01 and 4.02 hereof (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Pledgors with respect to the Obligations, and the Pledgors shall remain liable for the full amount of the Obligations.

(b) Each Pledgor hereby agrees that all Indebtedness and other monetary obligations owed by it to each other Pledgor shall be fully subordinated to the payment in full in cash or other immediately available funds of the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) to the extent subordination is required pursuant to the provisions of the Indenture.

ARTICLE V

MISCELLANEOUS

Section 5.01 Other Second-Lien Obligations. On or after the date hereof and so long as not prohibited by the Indenture, the Issuer may from time to time designate Other Second-Lien Obligations not prohibited by the Indenture to be secured on a pari passu basis with the Notes by a Lien on the Collateral as Obligations hereunder by delivering to the Collateral Agent (a) a certificate signed by an Officer of the Issuer (i) identifying the obligations so designated and the aggregate principal amount or face amount thereof, stating that such obligations are designated as Other Second-Lien Obligations and as Obligations for purposes hereof, (ii) representing that such designation of such obligations as Other Second-Lien Obligations and as Obligations complies with the terms of each of the Indenture Documents and the Additional Secured Debt Documents and (iii) specifying the name and address of the Authorized Representative for the holders of such Other Second-Lien Obligations; and, (b) a fully executed Additional Secured Party Consent. The Collateral Agent agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act as agent under and subject to the terms of this Agreement for the benefit of all Secured Parties, including without limitation, any secured parties that hold any such Other Second-Lien Obligations, and the Authorized Representative for the holders of such Other Second-Lien Obligations agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as agent for the holders of such Other Second-Lien Obligations as set forth in each Additional Secured Party Consent and agrees, on behalf of itself and each Secured Party it represents, to be bound by this Agreement.

Section 5.02 Notices. All communications and notices hereunder shall (except as otherwise permitted herein) be in writing and given as provided in Section 13.02 of the Indenture; provided that any notices to an Authorized Representative shall be sent to its address set forth in the applicable Additional Secured Party Consent.

Section 5.03 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest in the Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Indenture Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Indenture Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

Section 5.04 Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 5.05 Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the

Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Pledgor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Indenture. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

Section 5.06 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent. Written notice of resignation by the Collateral Agent, as trustee pursuant to the Indenture shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the trustee under the Indenture by a successor trustee, that successor trustee, as Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.

Section 5.07 Collateral Agent’s Fees and Expenses; Indemnification; Directing the Collateral Agent.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 7.07 of the Indenture.

(b) Without limitation of its indemnification obligations under the other Indenture Documents, each Pledgor jointly and severally agrees to indemnify the Collateral Agent and the other indemnitees (as contemplated by Section 7.07 of the Indenture) against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any indemnitee arising out of, in connection with, or as a result of, (i) the execution, delivery or performance of this Agreement or any other Indenture Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and other transactions contemplated hereby, (ii) the use of proceeds of the Notes or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any indemnitee is a party thereto; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.07 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Indenture Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Indenture Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 5.07 shall be payable on written demand therefor.

(d) To the extent any Other Second-Lien Obligations are outstanding, the holders of a majority in interest of the outstanding Obligations shall direct the Collateral Agent in exercising any right, power, discretionary duty or other remedy available to the Collateral Agent under this Agreement or any Security Document and the other Secured Parties shall not have a right to take any actions with respect to the Collateral. If the Collateral Agent shall not have received appropriate instruction within 10 days of a request therefor from such holders (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of the Secured Parties and the Collateral Agent shall have no liability to any Person for such action or inaction.

Section 5.08 Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Subject to the Intercreditor Agreement and Section 2.04, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of the Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, and (g) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 5.09 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 5.10 Waivers; Amendment.

(a) No failure or delay by the Collateral Agent or any Secured Party in exercising any right, power or remedy hereunder or under any other Indenture Document or (to the extent applicable) any Additional Secured Debt Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and the Secured Parties hereunder and under the other Indenture Documents and (to the extent applicable) the Additional Secured Debt Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.10, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the Indenture and each Additional Secured Debt Document (to the extent applicable).

(c) For the purpose of Section 5.10(b) above, the Collateral Agent shall be entitled to rely upon (i) written confirmation from the agent managing the solicitation of consents or a certificate signed by an Officer of the Issuer, as to the receipt of valid consents from the Secured Parties as required pursuant to the Indenture or the Additional Secured Debt Documents, and (ii) any document believed by it to be genuine and to have been signed or presented by the proper person and the Collateral Agent need not investigate any fact or matter stated in the document. At any time that the Issuer desires that this Agreement be amended as provided in Section 5.10(b) above, the Issuer shall deliver to the Collateral Agent a certificate signed by an Officer of the Issuer stating that the amendment of this Agreement is permitted pursuant to Section 5.10(b) above. If requested by the Collateral Agent (although the Collateral Agent shall have no obligation to make any such request), the Issuer shall furnish appropriate legal opinions (in form and substance, and from counsel, reasonably acceptable to the Collateral Agent) to the effect set forth in the immediately preceding sentence. Such Officers’ certificate and legal opinion will contain the statements required by Section 9.06 of the Indenture. If requested by the Collateral Agent (although the Collateral Agent shall have no obligation to make any such request), the Issuer shall furnish to the Collateral Agent copies of officers’ certificates and legal opinions delivered to the Trustee in connection with any amendment to the Indenture affecting the operation of this Section 5.10. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificates or opinions.

Section 5.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INDENTURE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11.

Section 5.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Indenture Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.05 hereof. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 5.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.15 Jurisdiction.

(a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Indenture Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Indenture Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Indenture Document in any New York State court or federal court of the United States of America sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 5.16 Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby and by the other Security Documents shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party when all the Obligations (other than contingent indemnity or expense reimbursement obligations in respect of which no claim has been made) have been paid in full in cash or other immediately available funds.

(b) Upon the completion of any Permitted Reflagging Transaction (as defined in the Indenture) in accordance with the Indenture (and, to the extent applicable, each Additional Secured Debt Document), the Collateral Agent will, at the written request of the Issuer, release the Security Interest in the Collateral owned by the relevant Pledgor and will release such Pledgor from its obligations hereunder.

(c) In connection with any termination or release pursuant to this Section 5.16, the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such

Pledgor shall reasonably request to evidence such termination or release (including, without limitation, UCC termination statements). In connection with any such terminations or release, the Pledgors shall be permitted to take any action in connection therewith consistent with such termination or release including, without limitation, the filing of UCC termination statements.

(d) A Pledgor shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of such Pledgor shall be automatically released upon the consummation of any transaction permitted by the Indenture (and, to the extent applicable, each Additional Secured Debt Document) as a result of which such Pledgor ceases to be a Subsidiary or otherwise ceases to be a Pledgor, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Pledgor.

(e) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Indenture (and, to the extent applicable, each Additional Secured Debt Document) to any person that is not a Pledgor (including in connection with an Event of Loss), or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Indenture (and, to the extent applicable, each Additional Secured Debt Document), the security interest in such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party.

(f) With respect to the Obligations securing the Notes, a Pledgor shall automatically be released from its obligations hereunder and/or the security interests in any Collateral shall in each case be automatically released upon the occurrence of any of the circumstances set forth in Section 11.04 of the Indenture, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to any applicable Pledgor. With respect to the Obligations securing any Other Second-Lien Obligations, a Pledgor shall automatically be released from its obligations hereunder and/or the security interests in any Collateral shall in each case be automatically released upon the occurrence of any of the circumstances set forth in the Additional Secured Debt Document governing such obligations, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to any applicable Pledgor.

(g) If any of the Collateral shall become subject to the release provisions set forth in Section 5.1 of the Intercreditor Agreement, such Collateral shall be automatically released from the Security Interest in such Collateral to the extent provided therein.

Section 5.17 Right of Set-off. If an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Collateral Agent to or for the credit or the account of any Pledgor against any of and all the obligations of such Pledgor now or hereafter existing under this Agreement owed to the Collateral Agent on, irrespective of whether or not the Collateral Agent shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Collateral Agent under this Section 5.17 are in addition to other rights and remedies (including other rights of set-off) that the Trustee may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MARINER, LLC

By:	/s/ Gema M. Piñon
Name: Gema M. Piñon
Title: Manager

CELTIC PACIFIC (UK) TWO LIMITED

By:	/s/ Graham P. Sadler
Name: Graham P. Sadler
Title: Director

SUPPLYSTILL LIMITED

By:	/s/ Graham P. Sadler
Name: Graham P. Sadler
Title: Director

SIGNATURE PAGE TO SECOND LIEN COLLATERAL AGREEMENT

WILMINGTON TRUST FSB as Collateral Agent

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

SIGNATURE PAGE TO SECOND LIEN COLLATERAL AGREEMENT

Schedule I to the

Collateral Agreement

Pledgor’s Information

1. Name. The exact legal name of the Pledgor as that name appears on its Certificate of Incorporation is as follows:

Celtic Pacific (UK) Two Limited

2. Other Identifying Factors.

(a) The following is the mailing address of the Pledgor:

c/o Its Registered Agent and Office, M B & H Corporate Services Ltd., Mareva House, 4 George Street, Nassau, Bahamas

(b) If different from its mailing address, the Pledgor’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
Beresford House, Town Quay, Southampton, Hampshire, UK SO142AQ	Hampshire	England

(c) The following is the type of organization of the Pledgor:

International Business Company (“IBC”) incorporated under the International Business Companies Act, Statute laws of the Commonwealth of The Bahamas

(d) The following is the jurisdiction of the Pledgor’s organization:

The Commonwealth of The Bahamas

(e) The following is the Pledgor’s organizational identification number issued in the Pledgor’s jurisdiction:

Company Number: 115650 B on the Register of International Business Companies

Sch.I-1

Pledgor’s Information

1. Name. The exact legal name of the Pledgor as that name appears on its Certificate of Formation is as follows:

Mariner, LLC

2. Other Identifying Factors.

(a) The following is the mailing address of the Pledgor:

c/o Prestige Cruise Holdings, 8300 NW 33rd Street, Suite 308 Miami, FL 33122

(b) If different from its mailing address, the Pledgor’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
c/o Prestige Cruise Holdings 8300 NW 33rd Street, Suite 308, Miami, FL 33122	Miami-Dade	Florida

(c) The following is the type of organization of the Pledgor:

Limited liability company formed under the Limited Liability Company Act of 1996, as amended, of the Republic of the Marshall Islands.

(d) The following is the jurisdiction of the Pledgor’s organization:

The Republic of the Marshall Islands

(e) The following is the Pledgor’s organizational identification number issued in the Pledgor’s jurisdiction:

Company Number: 961822

Sch.I-2

Pledgor’s Information

1. Name. The exact legal name of the Pledgor as that name appears on its Certificate of Incorporation is as follows:

Supplystill Limited

2. Other Identifying Factors.

(a) The following is the mailing address of the Pledgor:

Suite ABC, Beresford House, Southampton, Hampshire SO14 2AQ, England

(b) If different from its mailing address, the Pledgor’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
Beresford House, Town Quay, Southampton, Hampshire, UK SO142AQ	Hampshire	England

(c) The following is the type of organization of the Pledgor:

Private limited company under the Companies Act of 1985.

(d) The following is the jurisdiction of the Pledgor’s organization:

England & Wales

(e) The following is the Pledgor’s organizational identification number issued in the Pledgor’s jurisdiction:

Company Number: 3868601 on the Companies Register

Sch.II-1

Schedule II to the

Collateral Agreement

Perfection Requirements/Filing Jurisdictions

1.	Bahamas

None.

2.	Bermuda

Registration with Registrar of Companies under Section 61 of the Companies Act for the security interest granted by CP2 under the Deed of Covenants.

3.	England

a.	Notice of Assignment of Voyager Management Agreement from Supplystill to CP(UK) and acknowledgement of such assignment from CP(UK).

b.	Notice of Assignment of Voyager Time Charter from Supplystill to Issuer and acknowledgement of such assignment from Issuer.

c.	Form MG01 in respect of Supplystill with Companies House under 860 of the Companies Act 2006 for each of the Collateral Agreement, Deed of Covenants, Earnings Assignment, Insurance Assignment and Vessel Mortgage.

4.	Florida

UCC financing statement naming Mariner, as Debtor, and the Collateral Agent, as Secured Party, with respect to the Collateral Agreement, Earnings Assignment and Insurance Assignment.

5.	Washington D.C.

a.	UCC financing statement naming CP2, as Debtor, and the Collateral Agent, as Secured Party, with respect to the Collateral Agreement, Earnings Assignment and Insurance Assignment.

b.	UCC financing statement naming Supplystill, as Debtor, and the Collateral Agent, as Secured Party, with respect to the Collateral Agreement, Earnings Assignment and Insurance Assignment.

Sch.II-1

Exhibit I

to Collateral Agreement

Form of Additional Secured Party Consent

[Name of Additional Secured Creditor]

[Address of Additional Secured Creditor]

[Date]

The undersigned is the agent or trustee (the “Authorized Representative”) for persons wishing to become “Secured Parties” (the “New Secured Parties”) under the Second Lien Collateral Agreement dated as of May 19, 2011 (as heretofore amended and/or supplemented, the “Collateral Agreement” (capitalized terms used without definition herein have the meanings assigned to such term by the Collateral Agreement)) among the subsidiaries of Seven Seas Cruises, S. DE R.L. a Panamanian sociedad de responsibilidad limitada (the “Issuer”) identified therein as a party (each, a “Pledgor”) and [                                ], as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

In consideration of the foregoing, the undersigned hereby:

(i) represents that the Authorized Representative has been authorized by the New Secured Parties to become a party to the Collateral Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Secured Obligation”) and to act as the Authorized Representative for the New Secured Parties;

(ii) acknowledges that the New Secured Parties have received a copy of the Collateral Agreement;

(iii) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Collateral Agreement as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

(iv) accepts and acknowledges the terms of the Collateral Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms hereof applicable to holders of Other Second-Lien Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Collateral Agreement.

Sch.II-1

The Collateral Agent, by acknowledging and agreeing to this Additional Secured Party Consent, accepts the appointment set forth in clause (iii) above.

The name and address of the Authorized Representative for purposes of Section 5.02 of the Collateral Agreement are as follows:

[name and address of Authorized Representative]

THIS ADDITIONAL SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Consent to be duly executed by its authorized officer as of the              day of 20    .

[NAME OF AUTHORIZED REPRESENTATIVE]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
[ ]

By:
Name:
Title:

Sch.II-2